Exhibit 10.3

FORM OF
SECURITY AGREEMENT

          THIS SECURITY AGREEMENT (this “Agreement”) is made and entered into as of the date set forth on the signature page hereto, by and between VENDINGDATA CORPORATION, a Nevada corporation (“Debtor”), and the parties listed on the signature pages hereto (each a “Secured Party” and together the “Secured Parties”).

WITNESSETH:

          WHEREAS, Debtor is conducting a private placement (the “Private Placement”) of units exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), where said units shall consist of a 10% senior convertible promissory notes in increments of Fifty Thousand Dollars ($50,000) (the “Units”);

          WHEREAS, Debtor proposes to sell through the Private Placement a minimum of Six Million Two Hundred Fifty Thousand Dollars ($6,250,000) and a maximum of Ten Million Dollars ($10,000,000) in Units;

          WHEREAS, pursuant to the Private Placement, Debtor proposes to borrow money from Secured Parties in the original principal amount of up to Ten Million Dollars ($10,000,000) pursuant to the promissory notes issued as part of the Private Placement (the “Notes”);

          WHEREAS, Debtor has agreed to secure its obligations arising under the Notes, including all debts, obligations, liabilities, interest, fees, charges and expenses arising under the Notes (the “Obligations”), by entering into this Agreement with Secured Parties;

          WHEREAS, this Agreement replaces in its entirety that certain Security Agreement entered into with respect to the Company’s 9% Senior Secured Notes that closed on September 17, 2004;

          NOW, THEREFORE, for and in consideration of the promises and mutual covenants, agreements, understandings, undertakings, representations, warranties and promises, and subject to the conditions hereinafter set forth, and intending to be legally bound thereby, the parties do hereby covenant and agree that the recitals set forth above are true and accurate and are hereby incorporated in and made a part of this Agreement, and further covenant and agree as follows:

1.	SECURITY INTEREST

          Subject to the terms and conditions of this Agreement, Debtor hereby grants to Secured Parties, as a group, a first priority security interest in all of Debtor’s right, title and interest in all property and interests of Debtor, tangible or intangible, whether now or hereafter existing, wherever located (collectively, the “Collateral”), including all:

          1.1. Accounts, including but not limited to, all accounts, all rights of Debtor to payment for goods sold or leased or for services rendered, all accounts receivable of Debtor; all obligations owing to Debtor evidenced by an instrument or chattel paper; all obligations owing to Debtor of any kind or nature, including all writings, if any, evidencing the same, including all instruments, drafts, acceptances and chattel paper; any and all proceeds of any of the foregoing. Further included within the term “Accounts” are all right, title and interest of Debtor in and any security and liens with respect to any Account, and all Accounts, Documents and Contract Rights of Debtor as defined in the Uniform Commercial Code as enacted in the State of Nevada (the “Uniform Commercial Code”); and

          1.2. Investment Property, including all of Debtor’s investment property (as defined in the Uniform Commercial Code) and all of Debtor’s other securities (whether certificated or uncertificated), security entitlements, financial assets, securities accounts, commodity contracts, and commodity accounts (as each such term is defined in the Uniform Commercial Code), including all substitutions and additions thereto, all dividends, distributions and sums distributable or payable from, upon or in respect of such property, and all rights and privileges incident to such property; and

          1.3. Instruments and Chattel Paper, including all instruments and chattel paper as defined in the Uniform Commercial Code and all proceeds thereof; and

          1.4. General Intangibles, including but not limited to, all general intangibles as defined in the Uniform Commercial Code and all proceeds thereof, including without limitation, any and all rights of Debtor to any refund of any tax assessed against Debtor or paid by Debtor, loss carry-back tax refunds, insurance premium rebates, unearned premiums, insurance proceeds, chooses in action, names, trade names, goodwill, trade secrets, computer programs, computer records, data, computer software, customer lists, patents, patent rights, patent applications, patents pending, patent licenses or assignments, development ideas and concepts, licenses, permits, franchises, literary rights, rights to performance, trademarks, trademark applications, trademark rights, logos, intellectual property, copyrights, proprietary or other processes, drawings, designs, diagrams, plans, reports, charts, catalogs, manuals, research, literature, proposals and other reproductions on paper or otherwise, of any and all concepts or ideas, whether or not related to the business or operations of Debtor; and

          1.5. Equipment as defined in the Uniform Commercial Code, including but not limited to, all equipment, vehicles, machinery, tools, furniture, fixtures, trade fixtures, parts, all tangible personal property utilized in the conduct of Debtor’s business and all additions, accessions, substitutions, components, and replacements thereto, therefor and thereof and all proceeds thereof; and

          1.6. Inventory as defined in the Uniform Commercial Code, including without limitation, all raw materials and other materials and supplies, work-in-progress and finished goods and any products made or processed therefrom and all substances, if any, commingled therewith or added thereto; and

          1.7. All products and proceeds of the above, including insurance proceeds.

2.	OBLIGATIONS SECURED

          2.1. Obligations Secured. The security interest granted hereby secures payment and performance of the Obligations under the Notes on a pari passu basis.

          2.2. Seniority. The payment of the Notes is senior to all other obligations of Debtor whether now existing or hereinafter incurred except for: (1) existing asset-based borrowings and lines of credit from commercial or financial institutions, including Madison Leasing or Central Leasing in the aggregate amount of $2,834,689 as of December 31, 2004; and (2) indebtedness approved by the prior written consent from each Secured Party.

          2.3. Collateral Agent. No later than February 10, 2005, Debtor shall identify a financial institution to serve as the authorized representative for the Secured Parties (the “Collateral Agent”) and establish the rights and obligations of the Collateral Agent. Debtor shall provide written notice of the proposed Collateral Agent and the proposed agreement governing the rights and obligations of the Collateral Agent to all Secured Parties (the “Collateral Agent Agreement”). Upon the approval of the Collateral Agent and the terms and conditions of the Collateral Agent Agreement by the holders of a majority of the then outstanding and unpaid principal on the Notes issued under the Private Placement, Debtor shall enter into the Collateral Agent Agreement, at which time the Collateral Agent Agreement shall be binding upon all Secured Parties. Each Secured Party agrees to not unreasonably withhold its consent to the Collateral Agent Agreement. Debtor shall pay for all costs and expenses related to the identification of the Collateral Agent, the preparation of the Collateral Agent Agreement and the retention of the Collateral Agent.

2.3.1. In the event that Debtor fails to identify a prospective Collateral Agent by February 10, 2005, the interest rate on the Notes shall be increased by two percent (2%) to twelve percent (12%) per annum until such time that Debtor has cured such failure.

3.	DEBTOR’S REPRESENTATIONS AND WARRANTIES

          Debtor represents and warrants that:

          3.1. Authorization. The execution, delivery and performance of this Agreement and the Notes are within Debtor’s corporate powers, and are not in contravention of law nor of the terms of Debtor’s Articles of Incorporation or Bylaws, as amended, nor of any indenture, agreement or undertaking to which Debtor is a party or by which it is bound.

          3.2. Place of Business. Debtor’s principal place of business is located at the address provided on the signature page of this Agreement, and Debtor keeps its records concerning inventory, accounts, contract rights and other property at that location.

          3.3. Title to Collateral. With the exception of liens created hereunder and liens related to certain existing asset-based borrowings and lines of credit from Madison Leasing or Central Leasing, Debtor owns all of its personal property and has good, clear and marketable title thereto, free and clear of all liens and encumbrances.

          3.4. Collateral and Perfection. Neither Debtor nor, to the best of Debtor’s knowledge, any affiliate (as such term is used in Rule 405 under the Securities Act of 1933, as amended (“Affiliates”)) have performed any acts which might prevent the Collateral Agent from enforcing any of the terms of this Agreement or which would limit the Collateral Agent in any such enforcement. No collateral is in the possession of any person (other than Debtor) asserting any claim thereto or security interest therein. The security interests created hereunder constitute valid first priority security interests under the Uniform Commercial Code securing the Obligations to the extent that a security interest may be created in the Collateral.

4.	GENERAL OBLIGATIONS OF DEBTOR

          4.1. Financing Statements. Debtor agrees to execute one or more financing statements, to pay the cost of filing the same in all public offices wherever filing is required by applicable law to perfect a security interest or is deemed by Secured Parties to be necessary or desirable and to execute such other documents as Secured Parties shall reasonably request.

          4.2. Insurance. Debtor agrees to keep or cause to be kept all the Collateral insured with coverages in amounts not less than usually carried by one engaged in a like business.

          4.3. Inspection. Debtor will keep accurate and complete records of the Collateral and provide Secured Parties or any of their agents with the right to: (1) inspect the Collateral wherever located; (2) visit Debtor’s place or places of business; and (3) audit, check and make extracts from any copies of books, records, journals, orders, receipts and correspondence that relate to the Collateral or to the general financial condition of Debtor or any Affiliate. The rights granted to Secured Parties shall be subject to prior written notice of five (5) business days, shall be at reasonable intervals and shall not adversely affect, disrupt or hinder Debtor’s operations.

          4.4. Negative Pledge. Debtor will not assign any accounts or other Collateral to any person other than Secured Parties, nor create or permit to be created any lien, encumbrance or security interest of any kind on any of its accounts, contract rights or inventory other than for the benefit of Secured Parties, nor grant or permit to be granted any corporate guaranty other than for the benefit of Secured Parties, except (a) indebtedness for borrowed money which is expressly subordinated to the Obligations in all respects, on such terms and conditions as have been approved by the holders of Notes representing majority of the then outstanding and unpaid principal on all of the then issued and outstanding Notes and (b) purchase price liens.

          4.5. Existence; Perfection. Debtor will maintain its corporate existence in good standing and comply with all laws and regulations of the United States or any state or political subdivision thereof, or of any governmental authority which may have jurisdiction over it or its business. Debtor will not change its name, identity or corporate structure in any manner unless it shall have given Secured Parties prior written notice thereof and delivered an opinion of counsel satisfactory to Secured Parties with respect thereto. Debtor will not establish or change the location of its chief executive office or its chief place of business or except in the ordinary course of business, the locations where it keeps or holds any Collateral or records relating thereto or in any event change the location of any Collateral if such change would cause the security interests hereunder to lapse or cease to be perfected.

          4.6. Taxes. Debtor will pay all real and personal property taxes, assessments and charges as well as all franchise, income, unemployment, old age benefit, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property, and will furnish Secured Parties upon request, receipts or other evidence that deposits or payments have been made.

          4.7. Sales. Debtor will not sell or dispose of any of its assets, including the Collateral, except in the ordinary and usual course of its business.

          4.8. Repair. Debtor will maintain its equipment and property in good repair and working order.

          4.9. Observation Rights. Debtor shall provide to a representative of the holders of more than fifty-one percent (51%) of the outstanding principal on the Notes, where such representation shall be in writing, the right to receive written notice of each regularly scheduled meeting of Debtor’s Board of Directors (including any meetings of committees thereof) as far in advance as such notice is required to be delivered to the Directors and the right to attend as observers of all meetings of the Board of Directors (including any meetings of committees thereof); provided, further, in the case of telephonic meetings conducted in accordance with Debtor’s bylaws and applicable law, the representatives will be given notice and the opportunity to listen to such telephonic meetings. The notice and observation rights provided for in this Section 4.9 are subject to the execution by the representative of a non-disclosure agreement in the form requested by Debtor and shall terminate when less than fifteen percent (15%) of the original outstanding principal on the Notes issued under the Private Placement remains outstanding.

          4.10. Continuing Representations. The warranties and representations made by Debtor in this Agreement are continuing. In the event that any obligation, representation or warranty is no longer true or correct, Debtor will immediately notify Secured Parties in writing.

5.	DEFAULT

          Debtor shall be in default under this Agreement and under any other agreement with Secured Parties upon the happening of any of the following events or conditions:

          5.1. Failure of Debtor to pay when due any Obligation, whether by maturity, acceleration or otherwise, where such failure shall have remained uncured for a period of two (2) business days following the due date of such payment;

          5.2. A breach by Debtor of any representation, warranty, covenant or agreement set forth in this Agreement, the Notes or the Subscription Agreements (“Subscription Agreements”) by and between the Company and any Secured Party with respect to the issuance of the Notes in the Private Placement, where such breach shall have remained uncured for a period of fifteen (15) days following the receipt of written notice of such breach;

          5.3. Material loss or theft, substantial damage or destruction or unauthorized sale or encumbrance of any material portion of the Collateral in excess of reasonably expected recoveries under insurance policies, or the making of any levy on, or seizure or attachment of a material portion of the Collateral;

          5.4. The occurrence of a default under any of the Notes;

          5.5. The bankruptcy of Debtor or any subsidiary of Debtor, which means: (1) the filing of any petition or answer by Debtor seeking to adjudicate Debtor as bankrupt or insolvent, or seeking for Debtor any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of Debtor or Debtor’s debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Debtor or for any substantial part of Debtor’s property; or (2) corporate action taken by Debtor to authorize any of the actions set forth above;

          5.6. The involuntary bankruptcy of Debtor or any subsidiary of Debtor, which means, without the consent or acquiescence of Debtor, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such person, which petition shall not be dismissed within ninety (90) days, or without the consent or acquiescence of Debtor, the entering of an order appointing a trustee, custodian, receiver or liquidator of Debtor or of all or any substantial part of the property of Debtor, which order shall not be dismissed within ninety (90) days;

          5.7. The appointment of a receiver, trustee, custodian or other similar official for any substantial part of Debtor’s property;

          5.8. Failure of Debtor to pay when due any obligation, whether by maturity, acceleration or otherwise, in an amount in excess of One Hundred Thousand Dollars ($100,000), where such failure is not cured within any applicable grace period or waived;

          5.9. Failure to return proceeds to Secured Parties pursuant to Section 4.2 of the Subscription Agreements; or

          5.10. The incurrence of indebtedness through loans, lines of credit and other forms of indebtedness (which for purposes of this Section 5.10 shall include lease financing arrangements for equipment) in an amount is excess of Fifteen Million Dollars ($15,000,000).

6.	RIGHTS of SECURED PARTIES UPON DEFAULT

          Through the Collateral Agent, as appointed pursuant to this Agreement, Secured Parties shall upon the occurrence of a default hereunder and at any time thereafter, without presentment, demand, notice, protest or advertisement of any kind have the following rights in addition to all other rights hereunder:

          6.1. Acceleration. Subject to the terms of the Notes, the Collateral Agent may make all Obligations under this or any other agreement with Debtor immediately due and payable without presentment, demand, protest, hearing or notice of any kind and may exercise the rights of a secured party under law or under the terms of this or any other agreement with Debtor.

          6.2. Possession. On behalf of all Secured Parties, the Collateral Agent may: (1) enter and take possession of all Equipment, Inventory and other Collateral and the premises on which they are located; (2) operate and use Debtor’s equipment, whether or not Collateral hereunder; (3) complete work in process; (4) apply as Debtor’s attorney-in-fact for domestic or foreign patents or other intellectual property rights with respect to inventions; (5) seek registration or assignment, foreign and domestic, of any trademarks, trade names, styles, logos or copyrights; and (6) sell, lease or license the Collateral to third persons or associations without being liable to Debtor on account of any losses, damage or depreciation that may occur as a result thereof so long as the Collateral Agent shall act reasonably and in good faith. The Collateral Agent shall give Debtor and all Secured Parties at least thirty (30) days’ notice by hand delivery at or by United States certified mail, postage prepaid (in which event notice shall be deemed to have been given when so delivered), to the address specified herein, of the time and place of any public or private sale or other disposition unless the Collateral is perishable, threatens to decline speedily in value, or is the type customarily sold in a recognized market. Upon such sale, a Secured Party may become the purchaser of the whole or any part of the Collateral, discharged from all claims and free from any right of redemption. In case of any such sale by the Collateral Agent of all or any of said Collateral on credit or for future delivery, property so sold may be retained by the Collateral Agent until the selling price is paid by the purchaser. The Collateral Agent shall incur no liability in case of the failure of the purchaser to take up and pay for the property so sold. In case of any such failure, the said property may again be sold.

          6.3. Power of Attorney and Notification. At Debtor’s expense and subject to the rights of the Secured Parties, the Collateral Agent may communicate with account debtors in order to verify with them to its satisfaction the existence, amount and terms of any accounts or contract rights and also notify account debtors that Collateral has been assigned for the benefit of the Secured Parties and that payments shall be made directly to the Collateral Agent. Upon request of the Collateral Agent, Debtor will so notify such account debtors and will indicate on all billings to such account debtors that their accounts must be paid to the Collateral Agent. Debtor does hereby appoint the Collateral Agent and its agents as Debtor’s attorney-in-fact: to, upon an event of default hereunder, collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of Debtor; to endorse the name of Debtor upon any Note, checks, drafts, money orders, or other instruments, documents, receipts or Collateral that may come into its possession and to apply the same in full or part payment of any amounts owing to Secured Parties; to sign and endorse the name of Debtor upon any documents, instruments, drafts against account debtors, assignments, verifications and notices in connection with Accounts, and any instrument or document relating thereto or to Debtor’s rights therein; and to give written notice to any office and officials of the United States Post Office to effect such change or changes of address that all mail addressed to Debtor may be delivered directly to the Collateral Agent. Debtor hereby grants to its said attorney-in-fact full power to do any and all things necessary to be done in and about the premises as fully and effectually as Debtor might or could do, and hereby ratifies all that its attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and is irrevocable for the term of this Agreement for all transactions hereunder and thereafter as long as Debtor may be indebted to Secured Parties.

          6.4. Application of Proceeds. Any and all proceeds of any Collateral realized or obtained by Collateral Agent upon exercise of the rights and remedies hereunder, shall be applied as follows:

6.4.1. Toward the payment of any and all costs and expenses, fees and commission and taxes of such sale, collection or other realization incurred by the Collateral Agent or any Secured Party;

6.4.2. With respect to any surplus remaining after application of proceeds as provided in Section 6.4.1, toward the payment of the Obligations on a pro rata basis, and any costs, fees or expenses incurred in connection with the administration, collection or enforcement thereof, including, without limitation, reasonable attorney’s fees and other professionals’ out of pocket costs and fees, until payment and satisfaction in full thereof; and

6.4.3. With respect to any surplus remaining after application of proceeds as provided in Section 6.4.2 above, shall be paid to Debtor, or its successors or assigns, or to whomsoever may be lawfully entitled to receive the same.

7.	DEBTOR’S OBLIGATION TO PAY EXPENSES

          In the event the Collateral Agent is the prevailing party in any action brought to enforced the rights of Secured Parties hereunder, Debtor shall pay to the Collateral Agent on demand any and all reasonable expenses (including, but not limited to, a collection charge on all accounts collected, all reasonable attorney’s fees and expenses, and all other expenses of like or unlike nature) that may be incurred or paid by the Collateral Agent or Secured Parties to obtain or enforce payment of any account against the account debtor, Debtor or any guarantor or surety of or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations, such Collateral or the rights or interests of Secured Parties therein or thereto. All such expenses may be added to the principal amount of any indebtedness owed by Debtor to Secured Parties and shall constitute part of such Obligations secured hereby.

8.	WAIVER; AMENDMENT

          Debtor waives demand, presentment, protest, notice of nonpayment and all other notices. No delay or omission by the Collateral Agent in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. The rights and remedies of Secured Parties, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently. Unless otherwise provided in this Agreement or in the Notes, any waiver or amendment of any provisions of this Agreement shall be in writing, executed and delivered by the Company and by Secured Party or Secured Parties holding Notes representing not less than a majority of the then outstanding principal of all of the Notes then issued and outstanding.

9.	FURTHER ASSURANCES

          Debtor, at its own expense, shall do, make, execute and deliver all such additional and further acts, deeds, assurances, documents, instruments and certificates as the Collateral Agent may reasonably require, including, without limitation: (1) executing, delivering and filing financial statements and continuation statements under the Uniform Commercial Code as applicable in any relevant jurisdiction; (2) obtaining governmental and other third party consents and approvals; and (3) obtaining waivers from mortgagees and landlords.

10.	COUNTERPART EXECUTION

          This Agreement may be executed in any number of counterparts with the same effect as if Debtor and all of the Secured Parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

11.	CHOICE OF LAW

          THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEVADA. THE PARTIES HERETO HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS LOCATED IN CLARK COUNTY, NEVADA WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

12.	WAIVER OF JURY TRIAL

          DEBTOR HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WTTH THIS AGREEMENT OR THE NOTES OR THE RELATIONSHIP ESTABLISHED HEREUNDER, THEREUNDER.

[Signature page follows]

          IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the _______ day of ________________ 2005.

“DEBTOR”	ADDRESS

VENDINGDATA CORPORATION, a Nevada corporation	6830 Spencer Street Las Vegas, Nevada 89119

By: ___________________________________________ Steven J. Blad Its: President and Chief Executive Officer	TELEPHONE: 702-733-7195 FACSIMILE: 702-733-7197

“SECURED PARTIES”	ADDRESS

_____________________________________ (Insert Name)	______________________________________________ ______________________________________________

By: ___________________________________________ ___________________________________________ Its: ___________________________________________	TELEPHONE: ____-____-____ FACSIMILE: ____-____-____

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By: ___________________________________________ ___________________________________________ Its: ___________________________________________	TELEPHONE: ____-____-____ FACSIMILE: ____-____-____

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By: ___________________________________________ ___________________________________________ Its: ___________________________________________	TELEPHONE: ____-____-____ FACSIMILE: ____-____-____

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“SECURED PARTIES”	ADDRESS

_____________________________________ (Insert Name)	______________________________________________ ______________________________________________

By: ___________________________________________ ___________________________________________ Its: ___________________________________________	TELEPHONE: ____-____-____ FACSIMILE: ____-____-____

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By: ___________________________________________ ___________________________________________ Its: ___________________________________________	TELEPHONE: ____-____-____ FACSIMILE: ____-____-____

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By: ___________________________________________ ___________________________________________ Its: ___________________________________________	TELEPHONE: ____-____-____ FACSIMILE: ____-____-____

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By: ___________________________________________ ___________________________________________ Its: ___________________________________________	TELEPHONE: ____-____-____ FACSIMILE: ____-____-____

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By: ___________________________________________ ___________________________________________ Its: ___________________________________________	TELEPHONE: ____-____-____ FACSIMILE: ____-____-____

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By: ___________________________________________ ___________________________________________ Its: ___________________________________________	TELEPHONE: ____-____-____ FACSIMILE: ____-____-____